EXHIBIT III

FINANCIAL STATEMENTS FOR THE FINANCIAL YEAR ENDED DECEMBER 31, 2020

INTRODUCTION TO THE FINANCIAL STATEMENTS

The Bank’s financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). The accounting principles applied in NIB’s financial statements differ in certain respects from the accounting principles generally accepted in the United States (“U.S. GAAP”). Such differences may be related to variance in the standards for recognition or measurement of amounts included in the financial statements, and IFRS may lack specific requirements or guidance that is available in U.S. GAAP in certain areas. In addition, presentation and disclosure requirements may differ between IFRS and U.S. GAAP.

The financial statements of the Bank for the financial years 2018, 2019 and 2020 have been audited by Ernst &Young Oy and Ernst & Young AB as indicated in their reports included in the Bank’s previous Form 18-K filings for the financial years ended December 31, 2018, 2019 and 2020 and incorporated by reference into the Bank’s Registration Statement on Schedule B of the Securities Act (No. 333-217876) and elsewhere herein.

The auditors were appointed by the Control Committee of the Bank. See Exhibit V to this Annual Report on Form 18-K, “Description of the Registrant – Governance”.

In accordance with the Bank’s auditor rotation policy and based on a tender process, the Control Committee of NIB appointed Authorized Public Accountant Terhi Mäkinen, representing the accounting firm Ernst &Young Oy, Finland, and Authorized Public Accountant Mona Alfredsson, representing Ernst & Young AB, Sweden as NIB’s independent joint auditors for the financial year 2018.

For the financial year 2019 and 2020 NIB appointed Authorized Public Accountant Terhi Mäkinen, representing the accounting firm Ernst &Young Oy, Finland, and Authorized Public Accountant Mona Alfredsson, representing Ernst & Young AB, Sweden as its independent joint auditors.

NORDIC INVESTMENT BANK

Statement of comprehensive income 1 January – 31 December

EUR 1,000	Note	2018	2019	2020
Interest income from financial assets held at amortised cost		298.371	315.241	254.355
Interest income from financial assets held at fair value		24.711	25.768	18.160
Interest expense		-99.590	-129.280	-66.973

Net interest income	(3) (4)	223.492	211.729	205.543

Commission income and fees received	(5)	13.271	9.462	12.485
Commission expense and fees paid		-2.546	-1.859	-3.145

Net fee and commission income		10.725	7.603	9.340

Net profit/loss on financial operations	(6)	-23.776	14.272	58.810
Foreign exchange gains and losses		-160	111	183

Total operating income		210.281	233.715	273.876

Expenses
General administrative expenses
Personnel expenses	(7)	-28.971	-30.496	-31.327
Other administrative expenses	(8)	-12.321	-13.872	-13.563
Depreciation	(14)	-1.937	-6.841	-7.546

Total operating expenses		-43.228	-51.209	-52.437

Profit before loan losses		167.053	182.506	211.439
Net loan losses	(9)	5.957	-524	-56.744

Net Profit for the year		173.009	181.982	164.695

Other Comprehensive income
Items that will not be reclassified to income statement
Fair value hedges - valuation of cross currency basis spread		6.160	15.786	9.120
Changes in own credit risk on liabilities recorded at fair value		—	—	-3.376

Total other comprehensive income		6.160	15.786	5.744

Total Comprehensive income		179.169	197.768	170.439